NEWS RELEASE
For Immediate Release
Contact: Investor Relations
(206) 298-2909

Media Contact:
Liz Brady                                Sari Martin
Liz.brady@icrinc.com          Sari.martin@icrinc.com
646-277-1226                          203-682-8345

EMERITUS ANNOUNCES LEASE ACQUISITION OF FOUR SENIOR LIVING COMMUNITIES

SEATTLE, WA, May 19, 2010 -- Emeritus Corporation (NYSE: ESC), a national provider of assisted living and Alzheimer’s care services to seniors, today announced that it has entered into an agreement with HCP, Inc. and Texas HCP Holdings, L.P. to lease four senior living communities.  The communities, located in Illinois and Texas, consist of approximately 400 assisted living units and 152 skilled nursing beds.

Mr. Granger Cobb, President and Co-CEO, stated, “We are very pleased to add these four high quality communities to our portfolio.  They are located in markets where we currently operate and fit nicely into our existing infrastructure.”

The lease agreement, effective June 1, 2010, has an initial term of 10 years with two available extension options of ten years each.  The lease also contains a purchase option exercisable in the second extended lease term.

This lease agreement is contingent upon several customary closing conditions, including obtaining state licensing approvals for the Company to operate the communities and approval of the purchase of the communities by lessor.

ABOUT THE COMPANY
Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 316 communities in 36 states representing capacity for approximately 27,500 units and approximately 32,800 residents.  Our common stock is traded on the New York Stock Exchange under the symbol ESC, and you may visit us online at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this report that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as our ability to incorporate the new communities into our existing infrastructure.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009 and any subsequent Quarterly Reports on Form 10-Q.  The Company undertakes no obligation to update the information provided herein.